Exhibit 99.2

COMMUNITY HEALTH SYSTEMS COMPLETES DIVESTITURE OF

THREE FLORIDA HOSPITALS TO TAMPA GENERAL HOSPITAL

FRANKLIN, Tenn. (December 1, 2023) – Community Health Systems, Inc. (NYSE: CYH) announced today that certain subsidiaries of the Company have completed the divestiture of Bravera Health Brooksville (120 licensed beds) in Brooksville, Florida, Bravera Health Spring Hill (124 licensed beds) in Spring Hill, Florida, and Bravera Health Seven Rivers (128 licensed beds) in Crystal River, Florida, along with their associated assets, physician clinic operations and outpatient services, to Tampa General Hospital and certain of its affiliates for approximately $294 million in cash, inclusive of estimated working capital and other purchase price adjustments. The transaction is effective December 1, 2023.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company's affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 40 distinct markets across 15 states. CHS subsidiaries own or lease 71 affiliated hospitals with approximately 12,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contacts:
Community Health Systems
Tomi Galin, 615-628-6607
Executive Vice President, Corporate Communications, Marketing and Public Affairs

Investor Contacts:
Community Health Systems

Kevin Hammons, 615-465-7000
President and Chief Financial Officer

Anton Hie, 615-465-7012
Vice President – Investor Relations

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